                                                                    EXHIBIT 3(i)
DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

     Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.
                                              ABOVE SPACE IS FOR OFFICE USE ONLY

              Certificate of Amendment to Articles of Incorporation
              -----------------------------------------------------
                         For Nevada Profit Corporations
                         ------------------------------

          (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:
SPARTA COMMERCIAL SERVICES, INC.

2. The articles have been amended as follows (provide article numbers, if available):
4. CAPITAL STOCK: The total authorized capital stock of the corporation shall consist of three hundred fifty million (350,000,000) shares, having a par value of $0.001 per share, of which three hundred forty million (340,000,000) shares shall be common stock of $0.001 par value each, and ten million (10,000,000)
shares shall be preferred stock of $0.001 par value each. The preferred stock may be issued in one or more series at the discretion of the Board of Directors.
The Board of Directors is hereby vested with authority to fix by resolution or resolutions the designations, powers, preferences, limitations, restrictions, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, without limitation, the dividend or interest rates, conversion or exchange rights, voting rights, redemption prices, maturity dates, liquidation preferences, and similar matters, of any series of shares of preferred stock, and to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series. (Continued on Attachment No. 1)

3.  The  vote by  which  the  stockholders  holding  shares  in the  corporation entitling  them to  exercise at least a majority  of the voting  power,  or such greater  proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 121,286,083.

4. Effective date of filing (optional): 12/27/04

5. Officer Signature (required): /s/ Anthony L. Havens

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees. See attached fee schedule.
                                  Nevada Secretary of State AM 78.385 Amend 2003
                                                            Revised on: 11/03/03

                                ATTACHMENT NO. 1
                                       TO
            CERTIFICATE OF AMENDMENT TO THE ARTICLES OF INCORPORATION
                                       OF
                        SPARTA COMMERCIAL SERVICES, INC.

2. The articles have been amended as follows (provide article numbers, if available): (Continued)

         4.       Capital Stock. (Continued)

         On December 27, 2004, all outstanding shares shall be combined at the reverse stock split rate of 1-for-200, with resulting fractional shares payable in cash, and immediately followed by a forward stock dividend, with all then-outstanding shares divided at the forward stock dividend rate of 25-for-1 (24 new shares for each outstanding share). Payment for fractional shares and forward stock dividend shares will be paid in cash upon surrender of old stock certificates.